Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inspired Entertainment, Inc. and Subsidiaries on Amendment No. 3 to Form S-3 [File No. 333-253072] of our report dated March 26, 2021, except for the effects of the restatement discussed in Note 1 as to which the date is May 7, 2021, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019 appearing in Amendment No. 1 to Form 10-K of Inspired Entertainment, Inc. and Subsidiaries for the year ended December 31, 2020 and 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

NY, New York

May 14, 2021